Exhibit 5.1

Claire Keast-Butler
+44 (0) 20 7556 4211
ckeastbutler@cooley.com

Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon, Oxfordshire OX14 4RY
United Kingdom

12 April 2021

Ladies and Gentlemen:

Re:	Immunocore Holdings plc – Registration Statement on Form S-8 – Exhibit 5.1

1.	INTRODUCTION

1.1
We have acted as English legal advisers to Immunocore Holdings plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder.

1.2
As set out in the Registration Statement, it is proposed that up to 10,798,453 ordinary shares of the Company each having a nominal value of £0.002 (the “Shares”) will be allotted and issued upon the exercise or settlement of equity awards comprised of the following:

(a)
63,775 ordinary shares issuable upon the exercise of outstanding share option awards under the Immunocore Limited 2020 Company Share Option Plan (the “2020 CSOP”) adopted by the board of directors of Immunocore Limited (the “Immunocore Limited Board”) on 20 April 2020;

(b)
996,810 ordinary shares issuable upon the exercise of outstanding share option awards made under the Immunocore Limited 2020 Non-Tax-Advantaged Share Option Plan (the “2020 SOP”) adopted by the Immunocore Limited Board on 20 April 2020;

(c)
2,911,260 ordinary shares issuable upon the exercise of outstanding share option awards made under the Immunocore Limited 2018 Non-Tax-Advantaged Share Option Plan (the “2018 SOP”) adopted by the Immunocore Limited Board on 14 August 2018;

(d)
99,190 ordinary shares issuable upon the exercise of outstanding share option awards made under the Immunocore Limited 2015 Company Share Option Plan (the “2015 CSOP”) adopted by the Immunocore Limited Board on 15 May 2015;

(e)
117,270 ordinary shares issuable upon the exercise of outstanding share option awards made under the Immunocore Limited 2015 Non-Tax-Advantaged Share Option Plan (the “2015 SOP”) adopted by the Immunocore Limited Board on 15 May 2015;

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(f)
266,650 ordinary shares issuable upon the exercise of outstanding share option awards made under the Immunocore Limited 2008 Share Option Scheme (the “2008 SOP”) adopted by the Immunocore Limited Board on 14 August 2008;

(g)	68,075 ordinary shares reserved for issuance pursuant to Immunocore Limited’s stand-alone equity agreements for ordinary shares (the “Pre-IPO Awards”);

(h)	174,233 ordinary shares reserved for issuance pursuant to the Company’s stand-alone equity agreements for ordinary shares (the “IPO Awards”);

(i)
4,618,762 ordinary shares reserved for issuance upon the exercise of outstanding options granted under the Immunocore Holdings plc 2021 Equity Incentive Plan, with Non-Employee Sub-Plan (the “2021 Plan”) adopted by the Company’s board of directors (the “Board” or the “Directors”) on 4 February 2021 and approved by the Company’s shareholders on 3 February 2021; and

(j)	1,482,428 ordinary shares reserved for future issuance pursuant to awards under the 2021 Plan.

The 2020 CSOP, the 2020 SOP, the 2018 SOP, the 2015 CSOP, the 2015 SOP, the 2008 SOP, the Pre-IPO Awards, the IPO Awards and the 2021 Plan are collectively referred to as the “Plans”.  The 2020 CSOP, the 2020 SOP, the 2018 SOP, the 2015 CSOP, the 2015 SOP, the 2008 SOP and the Pre-IPO Awards are collectively referred to as the “Immunocore Limited Plans”.

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement. We have taken instructions solely from the Company.

1.4
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement (as defined above) and headings are for ease of reference only and shall not affect interpretation.

1.5
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a draft PDF copy of the Registration Statement to be filed with the SEC on 12 April 2021;

2.2	a PDF copy of the 2020 CSOP;

2.3	a PDF copy of the 2020 SOP;

2.4	a PDF copy of the 2018 SOP;

2.5	a PDF copy of the 2015 CSOP;

2.6	a PDF copy of the 2015 SOP;

2.7	a PDF copy of the 2008 SOP;

2.8	a PDF copy of the four forms of the Pre-IPO Awards;

2.9	a PDF copy of the form of the IPO Awards;

2.10	a PDF copy of the 2021 Plan;

2.11
a PDF executed copy of the replacement option deed dated 22 January 2021 (the “Replacement Option Deed”) between the Company and each recipient of replacement options granted under the Immunocore Limited Plans, as applicable (the replacement options granted by the Company pursuant to the Replacement Option Deed, the “Replacement Options”);

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2.12
a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 28 January 2021 at which it was resolved, inter alia, to (i) constitute a pricing committee of the Board (the “Pricing Committee”); (ii) delegate authority to the Pricing Committee as to the finalisation of the 2021 Plan and the grant of (a) options to certain service providers under the 2021 Plan and (b) the IPO Awards to certain former service providers; and (iii) delegate authority to the remuneration committee of the Board (the “Remuneration Committee”) to administer and amend the 2021 Plan (the “Board Minutes”);

2.13
a PDF executed copy of the minutes of the Pricing Committee held on 4 February 2021 at which it was resolved, inter alia, to adopt the 2021 Plan and to grant (a) options to certain service providers under the 2021 Plan and (b) the IPO Awards to certain former service providers (the “Pricing Committee Minutes”);

2.14
a PDF executed copy of the minutes of the general meeting of the Company held on 3 February 2021 at which it was resolved, inter alia, (i) to approve the 2021 Plan and (ii) to authorise the Directors for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £150,000.00 for a period ending on 3 February 2026 and to allot equity securities for cash pursuant to such authority as if section 561 of the Companies Act did not apply to the allotment (the “Shareholder Resolutions”);

2.15
a PDF executed copy of the written resolutions of the sole director of the Company passed on 19 January 2021, resolving, inter alia, to approve (i) the option rollover and grant of the Replacement Options and (ii) the Replacement Option Deed for use in connection with the option rollover (the “Director Written Resolutions”);

2.16
a PDF copy of the certificate of incorporation of the Company dated 7 January 2021 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 1 February 2021;

2.17	a PDF copy of the articles of association of the Company adopted on 19 January 2021 (the “Prior Articles”); and

2.18	a PDF copy of the articles of association of the Company adopted on 9 February 2021, which replaced the Prior Articles as the articles of association of the Company (the “Current Articles”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:34 a.m. (London time) on 12 April 2021 (the “Online Search”); and

3.2
a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:05 a.m. (London time) on 12 April 2021 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), and subject further to the following:

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4.1	the Registration Statement, as finally amended, having become effective under the Securities Act;

4.2	the delegation of authority to the Remuneration Committee in respect of the 2021 Plan having been validly effected;

4.3	the Directors or the Remuneration Committee having validly granted the awards in respect of the Shares under the 2021 Plan, as applicable;

4.4
the Directors or the Remuneration Committee, as applicable, having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the Board or the Remuneration Committee or by way of duly passed written resolutions of the Board or the Remuneration Committee in compliance with all applicable laws and regulations and with such resolutions being in full force and effect and not having been rescinded or amended;

4.5
the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under the Plans are duly authorised by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of applicable law, the Current Articles, and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith); and

4.6	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to in each of the Plans, as applicable, and, in respect of the Replacement Options, the Replacement Option Deed and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2
where a document has been examined by us in draft or specimen form (including the forms of Pre-IPO Awards and the form of IPO Awards), it will be or has been duly executed in the form of that draft or specimen;

5.3
each of the Pre-IPO Awards has been granted based on the applicable form of Pre-IPO Awards referred to in paragraph 2.8 (Documents) and each of the IPO Awards has been granted based on the form of IPO Awards referred to in paragraph 2.9 (Documents);

5.4
the Current Articles referred to in paragraph 2.18 of this letter remain in full force and effect, and no alteration has been made or will be made to the Current Articles, in each case prior to the relevant date of the granting of rights to subscribe for the Shares and/or the allotment and issue of the Shares (each such date, an “Allotment Date”);

5.5
at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

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5.6	each of the Plans has been validly adopted and remains in full force and effect, and no alteration has been made or will be made to the Plans prior to any Allotment Date;

5.7
in relation to any allotment and issue of any Shares by the Company pursuant to the Plans, the recipient shall have become entitled to such Shares under the terms of the relevant Plan and such Shares, or rights over Shares, where applicable, will be fully vested each in accordance with the terms of the relevant Plan and such recipient has or will have complied with all other requirements of the relevant Plan in connection with the allotment and issue of such Shares;

5.8
all awards have been made under the terms of each applicable Plan, that the terms of all awards have not materially deviated from the terms set out in each applicable Plan, and that any Shares will be allotted and issued in accordance with the terms set out in each applicable Plan and in accordance with the Current Articles, the Replacement Option Deed and applicable laws;

5.9	the 2021 Plan (other than the Non-Employee Sub-Plan), the 2020 CSOP, the 2015 CSOP and the 2015 SOP each qualify as an “employees’ share scheme” as defined in section 1166 of the Companies Act;

5.10
the Replacement Options were granted at a time when the Company only had one class of ordinary shares in issue and the Prior Articles were the articles of association of the Company in effect at the time of grant of the Replacement Options;

5.11
immediately prior to each Allotment Date, the Directors shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act  (unless such allotment and issue or grant is exempt under section 549(2) of the Companies Act) and under section 570 or section 571 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant (unless such allotment and issue or grant is exempt from section 561 of the Companies Act pursuant to section 566 of the Companies Act) pursuant to the Shareholder Resolutions, or if the relevant authorities and powers under the Shareholder Resolutions have expired or been fully utilised the Company in general meeting having duly and validly resolved to grant such authorities and powers to the Directors, and the Directors shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

5.12	no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.13	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.14
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

5.15
in relation to the allotment and issue of the Shares, the Directors have acted and will act in the manner required by section 172 of the Companies Act and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;

5.16	there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors in relation to any allotment and issue of Shares;

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5.17
the resolutions set out in the Director Written Resolutions referred to in paragraph 2.15 (Documents) were validly passed as written resolutions in accordance with the articles of association of the Company then in force, that the sole Director of the Company at such time was entitled to vote on the matters and signed the Director Written Resolutions, that all relevant provisions of the Companies Act and the articles of association then in force were complied with and the articles of association then in force were duly observed (including, if applicable, those relating to the declaration of the sole Director’s interests or his power to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.18
the Board Minutes and the Pricing Committee Minutes referred to in paragraphs 2.12 (Documents) and 2.13 (Documents), respectively, provided to us in connection with the giving of this opinion, are a true record of the proceedings described therein, and that each meeting recorded in such minutes was and each meeting of the Directors or the Remuneration Committee referred to in paragraph 4.4 of this letter will be duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were and/or will be duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was and/or will be present throughout, the requisite majority of Directors voted and/or will vote in favour of approving the resolutions and the resolutions passed at that meeting of the Board or Pricing Committee or Remuneration Committee, as applicable, were and/or will be duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.19
a general meeting of the Company was duly convened and held on short notice on 3 February 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.14 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.20
the resolutions of the shareholders of the Company referred to in paragraph 5.11 will be duly passed as resolutions of the Company, all constitutional, statutory and other formalities will be observed and such resolutions will not have expired and will not be revoked or varied prior to each Allotment Date and will remain in full force and effect as at each Allotment Date;

5.21
the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each grant of rights to acquire Shares under the Plans, as applicable, and that each allotment and issue of Shares pursuant to the Plans, as applicable, will be consistent with all such laws and regulations;

5.22
no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as retained by the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234), the Official Listing of Securities, Prospectus and Transparency (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/707) and the Financial Services (Miscellaneous Amendments) (EU Exit) Regulations 2020 (SI 2020/628) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.23
in issuing and allotting and granting rights to acquire Shares and administering each of the Plans, the Company is not carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA); and

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5.24
the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding-up, dissolution or reorganisation of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party (including the Company) or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and no such steps or proceedings will have been taken as at each Allotment Date, and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company) and such actions and steps will not have been taken as at any Allotment Date.

6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6
The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or to the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10
This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

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(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3
The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

7.6
We express no opinion on the compliance of any of the Plans, or the compliance of any award made under the Plans, with the rules or regulations of the Nasdaq Global Select Market or the rules or regulations of any other securities exchange that are applicable to the Company.

7.7
A certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error.

7.8
We express no opinion in relation to the legality, enforceability or validity of the Plans or any award agreement entered into pursuant to the Plans. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Plans, as applicable, or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital.

8.	DISCLOSURE AND RELIANCE

8.1
This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

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8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, other than for the purpose set out in above in paragraph 8.1, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP
Cooley (UK) LLP